Exhibit 10.2

EXECUTION COPY

FIRST AMENDMENT TO

RESEARCH AND LICENSE AGREEMENT

This First Amendment to Research and License Agreement (the “First Amendment”) is made in Jerusalem this 25th day of October 2023 (the “First Amendment Effective Date”), by and between YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part, and LIPOVATION LTD., Company No. 516352408, of 10 Dover Shalom, Beit Shemesh, Israel (the “Company”), of the second part (each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	the Parties executed a research and license agreement on November 24, 2022 (the “Agreement”) granting to the Company an exclusive License to the Licensed Technology in the Field, which includes without limitations all indications and uses of the Licensed Technology in the Field regardless of whether at any particular time they are of a Research Program; and

WHEREAS:	The Parties wish to set forth the terms and conditions under which the Company will reimburse Yissum for past patent related expenses already paid by Yissum as of November 24, 2022 in connection with (a) Yissum Ref. 4129; and (b) payment of past patent related expenses in connection with the patent applications (Yissum Refs. 6335, 6658 and 6814, each of the three patent applications, a Pending Patent Application” and the three patent applications collectively, the “Pending Patent Applications”) under the terms and conditions specified below; and

WHEREAS:	the Parties wish to amend Section 7.5 of the Agreement regarding the consideration due to Yissum for certain Sublicenses.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendixes to this First Amendment constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this First Amendment, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or”.

1.3.	The headings of the Sections in this First Amendment are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this First Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement, unless explicitly provided otherwise in this First Amendment.

2.	Past Patent Expenses

2.1.	The Company shall reimburse Yissum for all previous unreimbursed and documented expenses and costs paid by Yissum and relating to the registration and maintenance (“Past Patent Expenses”) of the patent known as Yissum Ref. 4129. As of the First Amendment Effective Date those expenses equal twenty five thousand two hundred eighty one US dollars (US $25,281). The Company shall pay one-half of these Past Patent Expenses (i.e., $12,641) after receipt from the NIAID (a sub-team from the NIH) of a positive indication and confirmation that the NIH (or a sub-agency thereof) will support the Company’s pre-IND submission to the FDA; the balance shall become due and payable within ten (10) business days following the submission of the pre-IND package to the FDA, in each case against appropriate tax invoices presented by Yissum.

2.2.	The Company shall have until October 15, 2026, to determine, in its sole discretion, whether it elects to have a Research Program commenced with respect to the inventions or know how disclosed in or derived from any Pending Patent Application. In the event that the Company determines to commission a Research Program with respect to any such Pending Patent Application, the Company shall reimburse Yissum for all Past Patent Expenses relating to the registration and maintenance of such Pending Patent Application against one or more invoices presented by Yissum promptly upon the effective date of the Parties’ written agreement regarding such Research Program(s).

Mupirocin First Amendment to the R&L AGREEMENT

2.3.	As of the First Amendment Effective Date those expenses equal (a) Yissum Ref. 6335: eight thousand eight hundred eighty five US dollars (US $8,885); (b) Yissum Ref. 6658: two thousand eight hundred eighty five US dollars (US $2,885); and (c) Yissum Ref. 6814: nine hundred fourteen US dollars (US $950). The reimbursement of these expenses shall be made against the appropriate invoices and tax receipts and shall be comprised of the actual amounts paid by Yissum as reflected on such invoices or receipts. To the extent that any one or more components of these expenses were made in NIS, then payment shall be made in NIS, in each case against the appropriate invoice and tax receipts and shall be comprised of the actual amounts paid by Yissum as reflected on such invoices and receipts.

3.	Undertaking. Consistent with the exclusive nature of the License granted in the Agreement, each of Yissum and the Researcher agrees not to pursue with any third party other than the Company any research, development or commercialization efforts with respect to uses or indications of the Licensed Technology within the Field of which they become aware but which are not part of a Research Program.

4.	Sublicense Fees. Notwithstanding the terms set forth in Section 7.5 of the Agreement, the Sublicense Fee for any Sublicense granted by the Company following the initial Sublicense (the “Initial Sublicense”) shall be reduced to thirteen percent (13%) of Sublicense Consideration, provided that each such additional Sublicense (a) is granted for the development of a Product directed towards the treatment of disease or condition different than the development of a Product directed towards the treatment of disease or condition which was the subject matter of the Initial Sublicense; and (b) is not granted to the sublicensee in the Initial Sublicensee or an Affiliate thereof.

5.	No Further Amendments. Other than as set forth herein, all terms and conditions set forth in the Agreement shall remain without change, binding and of full force and effect.

6.	Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed counterpart may be delivered by any reasonable means, including facsimile or other electronic transmission.

7.	Miscellaneous. This First Amendment shall be governed and construed by the terms and conditions set forth in the Agreement. In any event of a conflict between the terms contained in this First Amendment and the Agreement, the terms contained in this First Amendment shall govern.

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to the Agreement to be executed by their duly authorized representatives effective as of the First Amendment Effective Date.

By:	Yoram Drucker	Title:	CEO

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD.

I the undersigned, Prof. Yechezkel Barenholz, have reviewed, am familiar with and agree to all the above terms and conditions. I hereby undertake to cooperate fully with Yissum to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Yechezkel Barenholz	October 29, 2023
Prof. Yechezkel Barenholz	Date signed

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